Exhibit 99.1

Sphere 3D Corp. Provides Bitcoin Production and Mining Updates for April 2023

  Production was 35.59 Bitcoin
  Operations achieved 80.9 BTC/EH efficiency
  Uptime was 94% For April 2023

Toronto, Ontario--(Newsfile Corp. - May 9, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, provides results of its Bitcoin mining operation for the month ended April 30, 2023.

CEO Comments

"April was a pivotal month for Sphere 3D. We deployed the 4,400 miners we received in January to Rebel Mining for energization in May. We are well on our way to have 1.5EH/s online by the end of 2Q23. Rebel Mining was able to test, prep and install all miners in April." Said Patricia Trompeter, CEO of Sphere 3D. "We were able to bring 3,900 of these miners online May 1st with the remainder planned for the weeks following."

Compute North Update

There has not been a lot of movement in the Compute North bankruptcy. We continue to work with Compute North and their bankruptcy lawyers for the return of our deposit through the Chapter 11 process. As previously disclosed, we filed our financial claim with the US Bankruptcy Court in February 2023, and must wait for the process to continue.

Miner Delivery Update

We deployed 4,400 miners to Rebel Mining's Missouri site for energization. Curently, 3,900 are hashing as of May 1 and the remaining 500 will be in the coming weeks. We expect to have additional hashrate coming online at Lancium's Texas location beginning in May and anticipate the majority of these to be hashing by mid-June. Finally, we expect to deploy the remaining fleet to an existing host in the next 60 days. With deployments above, we will have successfully placed the majority of our fleet.

Core Scientific Update

As previously disclosed by the Company, Sphere 3D filed an arbitration request against Core Scientific ("Core") on its claim for the non-refunded portion of the Company's advanced deposits. Core subsequently filed for restructuring under Chapter 11 on December 21, 2022, citing burdensome debt obligations as a result of rising energy prices and the decline in the price of bitcoin. In recent publicly filed documents, it appears that Core is closer to stabilizing their operations. We continue to work with our litigators and the US Bankruptcy court to monitor the progress. Sphere 3D has engaged counsel and is vigorously pursuing every available option to recover its funds.

Gryphon Update

On April 7, 2023, Sphere filed a suit against Gryphon Digital Mining, Inc ("Gryphon") in the U.S. District Court for the Southern District of New York. Sphere alleges, among other things, that Gryphon materially breached its obligations to Sphere, both its contractual duties under a Master Services Agreemented dated August 19, 2021, and its fiduciary duties as a custodian of Sphere's assets. The litigation is at an early stage. Sphere intends to vigorously prosecute the action.

Bitcoin Production and Holdings Update

In April 2023, Sphere 3D produced 35.59 Bitcoin, or 1.15 per day. Sphere 3D's mining fleet operated at 80.9 BTC/EH efficiency.

During April 2023, the Company employed a hybrid strategy of liquidating during bitcoin price upswings and HODL for the remainder of its holdings. The Company used approximately 41.3 Bitcoin during the month to fund working capital, and prepaid hosting deposits for our S19J Pros.

Bitcoin held by the Company represents a fair market value of approximately $0.5 million based on the Bitcoin price of $28,598 on April 30, 2023. As of April 30, 2023, the Company was operating approximately 4,330 S19j Pros miners delivering a production capacity of approximately 446 PH/s.

Figure 1

Other

We have seen Bitcoin stabilize over the first quarter. We believe this trend will continue over the next quarter as investors choose to move their money into Bitcoin given the recent instability of the banking system.

Sphere 3D closed a capital raise with LDA Capital which will fund our deposits to bring the remaining 7,000+ miners online.

Our CEO, Patricia Trompeter, spent a day on The Hill with fellow colleagues in the Bitcoin industry educating Congressional staff on issues facing the Bitcoin industry while dispelling myths on Bitcoin and energy consumption.

CEO Closing   Remarks

"I am really excited about bringing the 4,400 miners online in the next couple weeks. We spent a significant amount of time in April deploying, testing and installing these miners. We will almost double our Peta Hash as of May 1st and continue to build our fleet in the weeks coming. April set us up for a transformative May! Thank you to my incredible team of warriors who made this happen!"

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally related to future events including the timing of the proposed transaction and other information related proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the Sec from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com